CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment 32 to Registration Statement No. 033-19514 on Form N-1A of our report dated October 9, 2008, relating to the financial statements and financial highlights of Intermediate Bond Fund of America appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial highlights” in the Prospectuses and “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California
April 7, 2009